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  FILED PURSUANT TO RULE 424(B)(3)
  REGISTRATION NO. 333-20307

                             PROSPECTUS SUPPLEMENT
                        TO PROSPECTUS DATED MAY 14, 1997

                          POLAND COMMUNICATIONS, INC.

            Offer to Exchange 9 7/8% Series B Senior Notes Due 2003
        For Any and All of Its Outstanding 9 7/8% Senior Notes Due 2003

     This Prospectus Supplement is being furnished to holders ("Holders") of 9 7/8% Senior Notes due 2003 in connection with the Offer to Exchange 9 7/8% Series B Senior Notes due 2003 of Poland Communications, Inc. (the "Company") for any and all of the Company's outstanding 9 7/8% Senior Notes Due 2003 pursuant to the Prospectus dated May 14, 1997. This Prospectus Supplement describes a recent development about which Company would like to inform the Holders.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Prospectus Supplement is May 27, 1997.
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                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, is required to file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information, when filed by the Company, can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, NY 10048 and the Northwestern Atrium Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661. Copies of such material, when filed by the Company, can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

     This Prospectus Supplement constitutes part of a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") and does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Pursuant to Rule 424(b)(3) of the Securities Act of 1933, as amended, this Prospectus Supplement will be filed with the Commission electronically via EDGAR. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement.

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                               RECENT DEVELOPMENT

     In addition to developing its existing cable television and programming businesses, management intends to expand the Company's distribution by developing a complementary digital satellite direct to home television ("DTH") service in Poland. Establishing a DTH service will require significant investment in satellite transponder capacity, encryption technology and reception and decryption equipment. In addition, a DTH service will require obtaining one or more broadcast licenses from relevant regulatory authorities.

     In order to facilitate this expansion, management intends to establish a new holding company which will own PCI and a new separate subsidiary to develop the DTH business. The proposed reorganization, if it occurs, should not have any material adverse affect on the rights of holders of the Notes. Management is currently exploring alternatives to finance the investments required to establish a DTH service, including the public offering of equity securities by the new holding company. There can be no assurance, however, that such sources of financing would be available in the future or, if available, could be obtained on terms acceptable to management or whether or when a DTH service could be successfully launched.

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